Exhibit 23.3

Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 for the 2002 Stock Option Plan and Individual Non-Qualified Stock Option Agreements pertaining to U.S. Wireless Data, Inc. of our report dated August 24, 2001 relating to the June 30, 2001 financial statements of U.S. Wireless Data, Inc. included in its Annual Report on Form 10KSB/A (Amendment No. 1) for the year ended June 30, 2002 filed with the Securities and Exchange Commission and to the reference to us under the heading “Experts”.

M.R. Weiser & Co.LLP

New York, New York
March 5, 2003